Exhibit 99.1

eXp Realty Brings EXPCON 2021 to a Record-Breaking Finale

EXPCON 2021 Connected Thousands of Real Estate Professionals Around the World, in Real Life and in the Metaverse

BELLINGHAM, Wash. — Nov. 15, 2021 — eXp Realty®, the fastest-growing global real estate tech brokerage and the core subsidiary of eXp World Holdings, Inc. (Nasdaq: EXPI), concluded its 12th annual EXPCON event in Las Vegas last week. This premier industry event was held in person with more than 8,500 attendees, over 3,000 which joined virtually.

"This was our largest EXPCON ever and we had the best lineup of speakers and influencers in the industry," said Glenn Sanford, eXp World Holdings Founder, Chairman and CEO. "Our agents, brokers and staff all learned and networked for three days and it was an over-the-top feeling to be together again after two years."

Tennis great, author and fashion designer Venus Williams kicked off Wednesday’s general session in a fireside chat with top-producing eXp agent Veronica Figueroa about goal-setting and perseverance.

Alongside Sanford, Glenn Stearns, Founder and CEO of Kind Lending and star and executive producer of Discovery Channel’s “Undercover Billionaire,” shared the vision for SUCCESS® Lending to connect expert loan officers and top eXp agents to improve the overall homebuying experience. Grant Cardone, a New York Times best-selling author, motivational speaker and a star on “Undercover Billionaire” as well, wrapped up EXPCON with a fireside chat inspired by his brand,10X.

Over the course of EXPCON’s multi-day conference, company leaders also shared growth insights and guests learned from top-producing eXp Realty agents and influencers about best practices and agent-centric initiatives such as eXp Partners and ONE eXp.

Driving Results and Agent Growth

General session topics included a review of eXp’s record year of financial results and agent growth, including the amount of revenue share earned by eXp agents in Q3 2021 and year-to-date. eXp agents made $48.7 million in revenue share in Q3 2021, which is a 72% increase over Q3 2020. Year-to-date, which is taking into account the first nine months of 2021, agents made $124.3 million in revenue share compared to 2020, an increase of 90%.

"Our strong results in the U.S. housing market, coupled with our well-received global expansion and growing eXp Commercial business have all helped to drive these numbers,” said Jason Gesing, eXp Realty CEO. “This growth is tied back to our deep commitment to continually give back and provide significant value to our agents.

“Industry leading real estate professionals, fueled with technology, personal and professional development resources, is an innovative growth model and why we are the fastest-growing virtual brokerage in the world.”

Powering a Virtual Workplace

EXPCON 2021 events were live-streamed and recorded in eXp’s metaverse, eXp World, created by Virbela to power virtual reality workplace collaboration. Alex Howland, president of Virbela, developed the virtual 3D platform specifically to solve the challenges of remote collaboration, connecting global communities and delivering operational efficiencies for eXp.

"We have been operating in a virtual world since 2012," said Howland. "It is great to see VR technology becoming more ubiquitous. The freedom and efficiency that Virbela provides is a game-changer for growth. Progress is seeing other big industries getting on board with the future of work and collaboration."

Expanding SUCCESS

Additional announcements at EXPCON include: the launch of SUCCESS® Coaching — a customized program to fit an individual's or group's development needs, SUCCESS® Space™ — a retail-based cowork business concept and SUCCESS Lending, a new residential lending platform established in July 2021 as a joint venture (“JV”) between eXp World Holdings and Kind Lending. Shaun Patrickus, a longtime mortgage and insurance executive, was named president of SUCCESS® Lending, which plans to begin its operations in three states: Colorado, Illinois and Tennessee.

The next in-person eXp event will be the eXp World Holdings Shareholder Summit, which will take place June 18-20, 2022 in Orlando, Florida.

About eXp World Holdings, Inc.

eXp World Holdings, Inc. (Nasdaq: EXPI) is the holding company for eXp Realty®, Virbela and SUCCESS® Enterprises.

eXp Realty is the fastest-growing real estate tech company in the world with more than 68,000 agents in the United States, Canada, the United Kingdom, Australia, South Africa, India, Mexico, Portugal, France, Puerto Rico, Brazil, Italy, Hong Kong, Colombia, Spain, Israel, Panama and Germany, and continues to scale internationally. As a publicly traded company, eXp World Holdings provides real estate professionals the unique opportunity to earn equity awards for production goals and contributions to overall company growth. eXp World Holdings and its businesses offer a full suite of brokerage and real estate tech solutions, including its innovative residential and commercial brokerage model, professional services, collaborative tools and personal development. The cloud-based brokerage is powered by Virbela, an immersive 3D platform that is deeply social and collaborative, enabling agents to be more connected and productive. SUCCESS Enterprises, anchored by SUCCESS magazine and its related media properties, was established in 1897 and is a leading personal and professional development brand and publication.

For more information, visit https://expworldholdings.com.

Safe Harbor Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Such forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to revise or update them. These statements include, but are not limited to, statements about continued growth of our agent and broker base; expansion of our residential real estate brokerage business into foreign markets; demand for remote working and distance learning solutions and virtual events; development of our commercial brokerage and our ability to attract commercial real estate brokers; and revenue growth and financial performance. Such statements are not guarantees of future performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Media Relations Contact:

eXp World Holdings, Inc.

mediarelations@expworldholdings.com

Investor Relations Contact:

MZ Group – MZ North America

investors@expworldholdings.com